Exhibit (a)(1)(G)

Notice of Grant of Award and Award Agreement	Magma Design Automation, Inc.
ID: 77-0454924
1650 Technology Drive
San Jose, CA 95110

[Name]	Award Number:
Plan:
ID:

Effective MM/DD/YYYY, you have been granted an award of xxx,xxx restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of Magma Design Automation, Inc. (the Company) common stock.

The current total value of the award is $xxx,xxx.xx.

The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

Magma Design Automation, Inc.	Date

[Name]	Date

U.S. Employees

MAGMA DESIGN AUTOMATION, INC.

STOCK UNIT AGREEMENT TO THE

MAGMA DESIGN AUTOMATION, INC. 2001 STOCK INCENTIVE PLAN

FOR U.S. PARTICIPANTS

Unless otherwise defined herein, the terms defined in Magma Design Automation, Inc.’s 2001 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Unit Agreement (the “Agreement”).

You have been granted Stock Units (“Stock Units”) subject to the terms, restrictions and conditions of the Plan, the Notice of Grant of Award (“Notice of Grant”) and this Agreement.

1. Settlement. Unless and until the Stock Units have vested in accordance with the vesting schedule set forth in the Notice of Grant, Participant will have no right to payment of such Stock Units. Prior to actual payment of any vested Stock Units, such Stock Units will represent an unsecured obligation. Settlement of Stock Units shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice of Grant, subject to paragraphs 2 and 9. When Shares are paid to Participant in payment for the vested Stock Units, par value will be deemed paid by Participant for each Stock Unit by services rendered by Participant, and will be subject to the appropriate tax withholdings. Settlement of Stock Units shall be in whole Shares only.

2. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Stock Units will be considered as having vested as of the date specified by the Committee. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Stock Units is accelerated in connection with Participant ceasing to provide Services (other than due to death) and the Stock Units may be considered deferred compensation under Section 409A, the Stock Units that vest on account of such cessation will not be considered due or payable until Participant has a “separation from service” within the meaning of Section 409A. In addition, if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service and (y) the payment of such accelerated Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the date of his or her separation from service, then the payment of such accelerated Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s separation from service, unless he or she dies during such six (6) month period, in which case, the Stock Units will be paid to Participant’s estate as soon as practicable following his or her death, subject to paragraph 9. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.

3. No Stockholder Rights. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents

U.S. Employees

or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

4. Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

5. No Transfer. The Stock Units and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

6. Termination. If Participant’s continuous Service with the Company or any of its subsidiaries shall terminate for any reason, all unvested Stock Units shall be forfeited to and reacquired by the Company forthwith at no cost to the Company, and all rights of Participant to such Stock Units shall immediately terminate. In case of any dispute as to whether termination of the Participant’s continuous Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

7. Acknowledgement. The Company and Participant agree that the Stock Units are granted under and governed by this Agreement, the provisions of the Plan and the Notice of Grant (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Stock Units subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

8. Tax Consequences. Participant acknowledges that there will be tax consequences upon vesting and settlement of the Stock Units or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such vesting, settlement or disposition. Upon vesting of the Stock Units, Participant will include in income the fair market value of the Shares subject to the Stock Units. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company. The Company will satisfy any withholding obligations by reducing the number of Shares deliverable upon settlement by such an amount to satisfy such withholding requirements at the minimum statutory rate. Alternatively, or in addition, the Company may in its sole discretion sell or arrange for the sale of Shares to be issued on the vesting of Stock Units to satisfy the withholding obligation or withhold applicable taxes from Participant’s wages or other cash compensation payable to Participant by the Company. Information on possible alternative tax payment arrangements, (whether by cash, check or other method approved by the Company), can be obtained from the Company. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Please note that the forgoing is for United States income taxpayers only, and that the tax consequences may be different for Participants residing outside the United States or Participants who transfer outside the United States after the grant of the Stock Units.

9. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable federal, state, and local laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

U.S. Employees

10. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

11. Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

12. NO GUARANTEE OF SERVICE. PARTICIPANT UNDERSTANDS AND AGREES THAT HIS OR HER SERVICE WITH THE COMPANY OR ITS SUBSIDIARIES IS FOR AN UNSPECIFIED DURATION AND, IF PARTICIPANT IS AN EMPLOYEE, CONSTITUTES “AT-WILL” EMPLOYMENT. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY OR ITS SUBSIDIARY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED STOCK UNITS OR BEING ISSUED SHARES HEREUNDER). PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER, AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR CONSULTANT FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH PARTICIPANT’S RIGHT OR THE COMPANY’S AND/OR SUBSIDIARY’S RIGHT TO TERMINATE PARTICIPANT’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.

13. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, the Company reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally alter or modify the Plan or this Agreement to ensure all Stock Units provided to Participants who are or may become subject to U.S. tax law are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Code; provided, however that the Company makes no representations that the Plan, any Agreement, or any Stock Units granted thereunder will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Plan, the Agreement or any Stock Unit award made thereunder.

14. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel, at 1650 Technology Drive, San Jose, California 95110, or at such other address as the Company may hereafter designate in writing.

U.S. Employees

15. Restrictions on Sale of Securities. The Shares issued as payment for vested Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, Participant’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Notice of Governing Law. This award of Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

By Participant’s signature and the signature of the Company’s representative on the Notice of Grant, Participant and the Company agree that this Stock Unit is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and this Agreement. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Participant has reviewed the Plan, the Notice of Grant and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice of Grant and this Agreement. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

U.S. Employees